Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 26, 2010, on the consolidated balance sheet of Dejour Energy Inc. (Formerly Dejour Enterprises Ltd.) (the "Company") as at December 31, 2009, the consolidated statements of operations and deficit, comprehensive loss, accumulated other comprehensive income (loss), cash flows for the years ended December 31, 2009 and 2008 and the Company's internal control over financial reporting as at December 31, 2009, that are included in the Company's Form 20-F for the year ended December 31, 2010, which is incorporated by reference into the Company's Form F-3 Registration Statement as filed with the Securities and Exchange Commission on October 22, 2009 and the Company's Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on January 16, 2009.

"DMCL"

DALE MATHESON CARR-HILTON LABONTE LLP

Vancouver, Canada
June 29, 2011

DALE MATHESON CARR-HILTON LABONTE LLP
DMCL CHARTERED ACCOUNTANTS

Partnership of:

Vancouver	Robert J. Burkart, Inc. Alvin F. Dale Ltd. Robert J. Matheson, Inc.	James F. Carr-Hilton Ltd. Barry S. Hartley, Inc. Rakesh I. Patel Inc.	Kenneth P. Chong Inc. Reginald J. LaBonte Ltd. F.M. Yada FCA Inc.
South Surrey	Michael K. Braun Inc.	Peter J. Donaldson, Inc.	
Port Coquitlam	Wilfred A. Jacobson Inc. Brian A. Shaw Inc.	G.D. Lee Inc.	Fraser G. Ross, Ltd.

June 28, 2011

Securities and Exchange Commission
100 F Street North East
Washington, DC 20549

Re: Dejour Energy Inc.

Ladies and Gentlemen:

We have read Item 16F, "Changes in Registrant's Certifying Accountant" in the annual report on Form 20-F for the year ended December 31, 2010 of Dejour Energy Inc, and are in agreement with the statements therein with respect to our firm.

"DMCL"

Dale Matheson Carr-Hilton Labonte LLP

Vancouver, Canada